Registration No. 333-

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             Registration Statement
                                      under
                           The Securities Act of 1933

                       RIGHT MANAGEMENT CONSULTANTS, INC.
             (Exact name of registrant as specified in its charter)

                 Pennsylvania                          23-2153729
            (State of incorporation)       (I.R.S. Employer Identification No.)

              1818 Market Street, Philadelphia, Pennsylvania 19103
               (Address of principal executive offices)(Zip Code)

                  1996 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED
                            (Full title of the plan)


          G. Lee Bohs, Chief Financial Officer, Treasurer and Secretary
                       Right Management Consultants, Inc.
                         1818 Market Street, 33rd Floor
                        Philadelphia, Pennsylvania 19103
                     (Name and address of agent for service)

                                 (215) 988-1588
          (Telephone number, including area code, of agent for service)

                                 With a copy to:

                           Theodore A. Young, Esquire
                     Fox, Rothschild, O'Brien & Frankel, LLP
                               2000 Market Street
                                   10th Floor
                           Philadelphia, PA 19103-3291
                                 (215) 299-2802

                         CALCULATION OF REGISTRATION FEE

======================================================================================================================
                                                    Proposed Maximum        Proposed Maximum
Title of Securities to       No. of Shares          Offering Price Per      Aggregate Offering    Amount of
be Registered                to be Registered       Share(1)                Price                 Registration Fee
----------------------------------------------------------------------------------------------------------------------
Common Stock,                  150,000  (2)          $ 14.094               $  2,114,100          $  587.72
$.01 par value
======================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee. The proposed maximum aggregate offering price has been computed pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act"), based upon the average of the high and low prices of Registrant's Common Stock, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System on July 28, 1999.

(2) In addition, this registration statement also covers an indeterminate number of additional shares that are issuable pursuant to the anti-dilution provisions of 1996 Employee Stock Purchase Plan, as amended.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

This registration statement is being filed with the Securities and Exchange Commission to register the additional 150,000 shares (plus an indeterminate number of additional shares that are issuable pursuant to anti-dilution provisions) of Registrant's Common Stock that are issuable as a result of an amendment to Registrant's 1996 Employee Stock Purchase Plan (such Plan, as amended, the "Plan") approved by Registrant's shareholders on May 6, 1999. A registration statement on Form S-8 (File no. 333-06211) (the "Incorporated Registration Statement") was filed on June 18, 1996 in respect of the 150,000 shares of Common Stock that were issuable under the 1996 Employee Stock Purchase Plan as originally adopted. The Incorporated Registration Statement is currently effective. Except as noted with reference to Item 6 and Item 9 below, the contents of the Incorporated Registration Statement are incorporated into this registration statement by reference pursuant to Rule E of the General Instructions to Form S-8.

Item 6.  Indemnification of Directors and Officers.

         Subchapter D (Sections 1741 through 1750) of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), contains provisions for mandatory and discretionary indemnification of a corporation's directors, officers, employees and agents (collectively "Representatives"), and related matters.

         Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors, officers and other Representatives under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with a threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party or threatened to be made a party by reason of his being a Representative of the corporation or serving at the request of the corporation as a Representative of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

         Section 1742 provides for indemnification with respect to derivative actions similar to that provided by Section 1741. However, indemnification is not provided under Section 1742 in respect of any claim, issue or matter as to which a Representative has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, a Representative is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

         Section 1743 provides that indemnification against expenses is mandatory to the extent that a Representative has been successful on the merits or otherwise in defense of any such action or proceeding referred to in Section 1741 or 1742.

         Section 1744 provides that unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation as authorized in the specific case upon a determination that indemnification of a Representative is proper because the Representative met the applicable standard of conduct, and such determination will be made: (i) by the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if a quorum is not obtainable or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or (iii) by the shareholders.

         Section 1745 provides that expenses incurred by a Representative in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the BCL may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the Representative to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

         Section 1746 provides generally that except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter D of Chapter 17 of the BCL shall not be deemed exclusive of any other rights to which a Representative seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office. Section 1746 also authorizes a corporation to create a fund or otherwise secure or insure in any manner its indemnification obligations.

         Section 1747 grants a corporation the power to purchase and maintain insurance on behalf of any Representative against any liability asserted against him and incurred by him in his capacity as a Representative, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against that liability under Subchapter D of Chapter 17 of the BCL.

         Sections 1748 and 1749 apply the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the BCL to successor corporations resulting from consolidation, merger or division and to service as a Representative of a corporation or an employee benefit plan.

         Section 1750 provides that the indemnification and advancement of expenses pursuant to Subchapter D of Chapter 17 of the BCL shall continue as to a person who has ceased to be a Representative and shall inure to the benefit of the heirs and personal representative of that person.

         Section 8.2(a)(i) of Registrant's Bylaws, as amended (the "Bylaws"), provides that Registrant will indemnify and hold harmless any director or officer of the Registrant for all actions taken by him or her and for all failures to take action to the fullest extent permitted by Pennsylvania law against all expense, liability and loss (including legal fees), fees, judgments, fines, taxes, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, involving such person by reason of the fact that he or she is or was a director or officer of Registrant or is or was serving at the request, or for the benefit of, Registrant in any capacity for another corporation or other enterprise. However, no indemnification will be made in any case where the act or failure to act is determined by a court to have constituted willful misconduct or recklessness.

         Section 8.2(a)(ii) of Registrant's Bylaws provides that the right to indemnification includes the right to have the expenses incurred by the indemnified person in defending any Proceeding paid by Registrant in advance of the final disposition of the Proceeding upon receipt of an undertaking by the indemnified person to repay such advances unless it is ultimately determined that he or she is entitled to be indemnified by Registrant as authorized by law.

         Section 8.2 (a)(iii) of Registrant's Bylaws further provides that indemnification shall continue as to former directors and officers or others who ceased to render services for or at the request of the Registrant and shall inure to the benefit of the heirs, executors and administrators of such persons.

         Section 8.2(b) of Registrant's Bylaws provides that the Board of Directors by resolution may similarly indemnify any person other than a director or officer to the fullest extent permitted by law for liabilities incurred by him or her in connection with services rendered by him for or at the request of Registrant.

         Section 8.2(c) of Registrant's Bylaws states that it shall not be deemed to provide the exclusive rights to which any person may have or hereafter acquire under any statute, provision of Registrant's Articles of Incorporation or By-Laws, agreement, vote of shareholders or directors or otherwise.

         Section 8.2(d) of Registrant's Bylaws provides that Registrant may purchase and maintain insurance, at its expense, for the benefit of any person on behalf of whom insurance is permitted to be purchased by Pennsylvania law against expense, liability or loss, whether or not Registrant would have the power to indemnify such person under Pennsylvania or other law. Registrant may also purchase and maintain insurance to insure its indemnification obligations whether arising hereunder or otherwise.

         In addition, Registrant has purchased directors and officers liability insurance for its directors and officers.

Item 8. Exhibits.

The following exhibits are filed as part of this registration statement:

Exhibit No.           Description

     4            1996 Employee Stock Purchase Plan, as amended

     5            Opinion of Fox, Rothschild, O'Brien & Frankel, LLP

     23.1         Consent of Arthur Andersen LLP, independent public accountants

     23.2 Consent of Fox, Rothschild, O'Brien & Frankel, LLP (contained in Exhibit 5)

     24 Power of Attorney (included on signature page of the registration statement)

Item 9.  Undertakings.

         Registrant's undertaking in (a)(2) is revised to read in full as follows:

         (a) (2) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Philadelphia, Pennsylvania, on August 3, 1999.


                       RIGHT MANAGEMENT CONSULTANTS, INC.

                           By:/s/ G. Lee Bohs
                                 G. Lee Bohs
                                 Chief Financial Officer and Principal
                                 Accounting Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard J. Pinola and G. Lee Bohs, and each of them, the undersigned's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned's name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


  Signature                                     Title                              Date
/s/ Richard J. Pinola                       Chairman of the Board               August 3, 1999
Richard J. Pinola                           and Chief Executive Officer

/s/ G. Lee Bohs                             Chief Financial Officer and         August 3, 1999
G. Lee Bohs                                 Principal Accounting Officer

/s/ Joseph T. Smith                         Vice Chairman of                    August 3, 1999
Joseph T. Smith                             the Board





/s/ John J. Gavin                           President, Chief Operating          August 3, 1999
John J. Gavin                               Officer and Director

/s/ Frank P. Louchheim                      Founding Chairman                   August 3, 1999
Frank P. Louchheim                          of the Board

/s/ Larry A. Evans                          Executive Vice President            August 3, 1999
Larry A. Evans                              and Director

                                            Executive Vice President            August 3, 1999
Marti D. Smye                               and Director

                                            Director                            August 3, 1999
John R. Bourbeau

/s/ Raymond B. Langton                      Director                            August 3, 1999
Raymond B. Langton

/s/ Rebecca J. Maddox                       Director                            August 3, 1999
Rebecca J. Maddox

/s/ Catherine Y. Selleck                    Director                            August 3, 1999
Catherine Y. Selleck

/s/ Frederick R. Davidson                   Director                            August 3, 1999
Frederick R. Davidson

                       RIGHT MANAGEMENT CONSULTANTS, INC.

                  1996 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

                       REGISTRATION STATEMENT ON FORM S-8

                                  EXHIBIT INDEX


Exhibit No.                       Description

      4           1996 Employee Stock Purchase Plan, as amended

      5           Opinion of Fox, Rothschild, O'Brien & Frankel, LLP

      23.1        Consent of Arthur Andersen LLP, independent public accountants

      23.2 Consent of Fox, Rothschild, O'Brien & Frankel, LLP (contained in Exhibit 5)

      24 Power of Attorney (included on signature page of the registration statement)